Exhibit 99.1

M/I Homes Acquires San Antonio Home Builder

Columbus, Ohio (April 1, 2011) - M/I Homes, Inc. (NYSE:MHO) announced that it has acquired the assets of TriStone Homes, a privately held homebuilder based in San Antonio, Texas, effective today, for an undisclosed purchase price paid in cash.  The acquisition marks M/I Homes’ entry into the San Antonio market and a continued expansion of M/I Homes’ operations in Texas.  M/I Homes entered the Houston market last year.

TriStone Homes delivered 119 homes in 2010, with an average selling price of $186,000. Founded by David Matlock, TriStone Homes sells new homes for first-time and move-up homebuyers throughout the San Antonio area, with homes priced from $140,000 to over $250,000, and operates with a strategy of offering homebuyers a high level of personal service and well-built homes designed to fit varying lifestyles and budgets.

Robert H. Schottenstein, Chief Executive Officer and President of M/I Homes stated, “TriStone Homes, led by Dave Matlock, has an excellent reputation as a builder of high quality homes, and we are excited to expand into San Antonio by merging the operations of TriStone into our Company.  We believe this acquisition represents a great strategic fit for M/I Homes and further enhances our geographic diversification with an established organization in a dynamic, growing housing market.  Dave has more than twenty years of experience in the homebuilding industry and will join M/I Homes as San Antonio Area President.  We welcome Dave and his entire team to the M/I Homes organization.”

David Matlock, President of TriStone Homes, commented, “We are extremely pleased to join forces with M/I Homes.  TriStone and M/I share very similar philosophies of building quality homes and providing high levels of customer service.  Our combination with M/I Homes provides us with an opportunity to grow our operation and take advantage of the long-term vitality of the San Antonio market.  By teaming up with M/I Homes’ breadth of experience and capital resources, I am confident that we will be able to expand on the solid foundation that we have established at TriStone Homes.”

The acquisition of TriStone Homes is anticipated to have a minimal impact on M/I Homes’ cash balance and leverage.  At December 31, 2010, M/I Homes, Inc. had a cash balance of $123 million, a ratio of net debt to capitalization of 34%, and no balance outstanding under the Company’s $140 million revolving credit agreement. TriStone Homes was represented in the transaction by Avila Advisors.

M/I Homes, Inc. is one of the nation's leading builders of single-family homes, having delivered over 78,000 homes. The Company's homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Charlotte and Raleigh, North Carolina; the Virginia and Maryland suburbs of Washington, D.C.; and Houston and San Antonio, Texas.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8224